Exhibit 5.01

July 23, 2018

Sonos, Inc.

614 Chapala Street

Santa Barbara, CA 93101

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-226076) (the “Registration Statement”) initially filed by Sonos, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 6, 2018, as subsequently amended on July 23, 2018, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of up to 15,972,221 shares (the “Stock”) of the Company’s Common Stock (the “Common Stock”), which number of shares includes the offer and sale of up to 9,583,333 shares of Common Stock to be sold by certain selling stockholders (the “Selling Stockholders”), of which (i) up to 9,144,917 are presently issued and outstanding (the “Selling Stockholder Shares”) and (ii) up to 438,416 of such Stock are issuable upon exercise of options to be exercised by a certain Selling Stockholder (the “Selling Stockholder Option Shares”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	The Company’s Amended and Restated Certificate of Incorporation, as amended, certified by the Delaware Secretary of State on July 19, 2018 (the “Restated Certificate”) and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Restated Certificate”).

(2)	The Company’s Bylaws, certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”) and the Restated Bylaws that the Company has adopted in connection with, and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Bylaws”).

(3)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

(4)	The prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(5)	The minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate, the Bylaws, the Post-Effective Restated Certificate and the Post-Effective Bylaws were approved.

July 23, 2018

(6)	The minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the issuance of the Selling Stockholder Shares (and the approval of the options under which the Selling Stockholder Option Shares are issuable) were approved, and the sale of the Stock and the issuance of the unissued Stock and related matters were adopted and approved.

(7)	The stock records of the Company that the Company has provided to us (consisting of a list of stockholders and a list of holders of outstanding options and any other rights to purchase capital stock, in each case, that was prepared by the Company and setting forth the number of such issued and outstanding securities).

(8)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated July 20, 2018, stating that the Company is qualified to do business and is in good standing under the laws of the State of Delaware as of such date (the “Certificate of Good Standing”).

(9)	The agreements under which the Selling Stockholders acquired or will acquire the Shares of Common Stock to be sold by them as described in the Registration Statement.

(10)	The custody agreements, payment instructions, powers of attorney and contingent exercise notices signed by the Selling Stockholders in connection with the sale of Stock described in the Registration Statement.

(11)	An opinion certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

(12)	The underwriting agreement to be entered into by and among the Company and the several underwriters named in Schedule II thereto.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities (other than the Company) executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the Selling Stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, and the State of California and of the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraphs (1), (2) and (3) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to the offer and sale of such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

July 23, 2018

Based upon the foregoing, we are of the following opinion:

(1)	the up to 9,144,917 shares of Selling Stockholder Shares to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable;

(2)	the up to 438,416 shares of Selling Stockholder Option Shares to be sold by a Selling Stockholder, when issued in accordance with the terms of the stock option agreement to which the Selling Stockholder Option Shares are issuable and the resolutions of the Board granting such options, and sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be, validly issued, fully paid and nonassessable; and

(3)	the up to 6,388,888 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP